As filed with the Securities and Exchange Commission on June 9, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARDINAL FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1874630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

CARDINAL FINANCIAL CORPORATION EXECUTIVE DEFERRED INCOME PLAN

CARDINAL FINANCIAL CORPORATION DIRECTORS DEFERRED INCOME PLAN

GEORGE MASON MORTGAGE, LLC EXECUTIVE DEFERRED INCOME PLAN

(Full Title of the Plans)

Bernard H. Clineburg

Chairman and Chief Executive Officer

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia  22102

(Name and address of agent for service)

(703) 584-3400

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	350,000 (4)	$11.57	$4,049,500	$434

(1)                                  Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests, in the form of deferred contractual obligations, to be offered or sold pursuant to the employee benefit plans described herein.

(2)                                  The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(3)                                  Pursuant to Rule 457(h), the registration fee is based on the average of the high $(11.79) and low $(11.35) prices reported on the Nasdaq National Market on June 7, 2006.

(4)                                  This amount represents 100,000 shares of Common Stock to be offered or sold under the Cardinal Financial Corporation Executive Deferred Income Plan, 100,000 shares of Common Stock to be offered or sold under the Cardinal Financial Corporation Directors Deferred Income Plan and 150,000 shares of Common Stock to be offered or sold under the George Mason Mortgage, LLC Executive Deferred Income Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The following documents previously filed by Cardinal Financial Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent such documents are considered filed with the Commission:

(1)                                  the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2005, File No. 0-24557;

(2)                                  the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 21, 2006 that have been incorporated by reference into the Form 10-K;

(3)                                  the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, File No. 0-24557;

(4)                                  the Registrant’s Current Reports on Form 8-K filed January 23, 2006, March 6, 2006, March 10, 2006, April 25, 2006 and April 27, 2006, File No. 0-24557; and

(5)                                  the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed July 1, 1998, File No. 0-24557.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities

The securities being registered are deferred compensation obligations (“Deferred Compensation Obligations”) and shares (“Shares”) of Common Stock of the Registrant payable with respect to certain Deferred Compensation Obligations of the Registrant under each of the Cardinal Financial Corporation Executive Deferred Income Plan (the “Cardinal Plan”), the Cardinal Financial Corporation Directors Deferred Income Plan (the “Directors Plan”) and the George Mason Mortgage, LLC Executive Deferred Income Plan (the “George Mason Plan”) (collectively, the “Plans”).

General. The purpose of each of the Cardinal Plan and George Mason Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. These two plans are also designed to provide the Company and its subsidiaries with a vehicle to address limitations on their contributions under any tax-qualified defined contribution plan. Participants in the Plans may elect from various investment funds, including a Company common stock fund that tracks the value of the Company’s Common Stock, for the amounts of compensation that they defer.

Any benefits to be payable from the Plans that are attributable to a participant’s investment in a fund other than the Company common stock fund would be in cash.

Eligibility and Participation. Any employee of the Company who is a member of a select group of management or highly compensated employees of the Company who has been selected by the plan administrator is eligible to participate in the Cardinal Plan. Any employee of the Company who is a member of a select group of management or highly compensated employees of George Mason who has been selected by the plan administrator is eligible to participate in the George Mason Plan.

Each non-employee director of the Company is eligible to participate in the Directors Plan and to defer payment of his or her retainers and meeting fees as provided in the plan.

Any eligible employee may become a participant in the Plans by completing and filing a deferral election form with the Company. All participants (or designated beneficiaries, if applicable) remain participants until his or her interest in the plan is fully distributed under the terms of the Plans.

Accounts and Investments. A separate account is established for each participant and credited with the amounts deferred in accordance with the Plans. These accounts reflect deferrals and contributions, gains and losses, income and expenses allocated to a participant, as well as distributions or other withdrawals. Each participant may designate and allocate his or her deferral among hypothetical investment options, which are mutual funds or a Company common stock fund. Any matching contributions and earnings on such contributions are invested in the Company common stock fund.

A participant may elect to defer from 5% to 100% of his or her compensation (or, in the case of the Directors Plan, his or her retainer and meeting fees).

For participants in the Cardinal Plan and the Directors Plan, the Company may provide a match to participant accounts in such amounts as it may determine from time to time. The matching contribution under the Cardinal Plan may not exceed the greater of 50% of a participant’s deferral or $50,000 annually. For participants in the Directors Plan, the Company’s matching contributions will not exceed the greater of 50% of a participant’s deferral or $10,000 annually. The George Mason Plan does not currently provide for a matching contribution.

All participants in the Cardinal Plan and George Mason Plan are fully vested at all times in deferral amounts and deemed earnings upon deferrals. Participants become fully vested in matching contributions made by the Company, and deemed earnings upon such matching contributions, upon the fourth year after the matching contribution is made. However, a participant will become fully vested in his or her matching contributions upon death, disability, change of control, or retirement. Upon separation from service, a participant is entitled to the vested portion of his or her matching contributions, but forfeits any non-vested amount.

All participants in the Directors Plan are fully vested immediately in deferral amounts, deemed earnings upon deferrals, matching contributions, and deemed earnings upon matching contributions.

Payment of Benefits. Payments under the Cardinal Plan and the George Mason Plan are made on separation from service, death or disability or, if the participant elects, on a fixed date following the year of deferral. A distribution of a portion of the participant’s deferral account can also be made because of an unforeseeable emergency but only to the extent required to satisfy the emergency need. A participant may also elect in his or her deferral election form that a distribution of his or her entire account will be made in a lump sum payment within 30 days of the effective date of a change in control, overriding any prior election.

A participant’s deferral benefit is payable in the form elected by the participant on the annual deferral election form, which can be in a lump sum or, upon retirement, in installments up to 10 years.

Distributions from the Directors Plan are made on termination of service from the Board or death.

The Company is entitled to withhold all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with payments made to participants under the Plans.

Distributions from the Plans shall be made in cash; provided, however, that to the extent that all or a portion of a participant’s deferral account is deemed to be invested in common stock of the Company, such amounts shall be paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant’s deferral account as of the date of distribution. Any fractional share shall be paid in cash.

Restrictions on Transfer. Neither the participant nor his or her beneficiary has any right to sell, alienate, assign, transfer or otherwise convey the right to receive any payments under the Plans or any interest in the Plans, which payments and interest are expressly non-assignable and non-transferable. The interests of each participant under the Plans are not subject to claims of the participant’s creditors.

Unfunded Plans. The Deferred Compensation Obligations incurred by the Company to pay deferral benefits to participants under the Plans are unsecured general obligations of the Company. The plans are unfunded, and the Company is not required to set aside assets to be used for payment of the benefits.

Other Information. The Plans may be terminated or amended at any time by the Board of Directors, effective as of the date specified, provided that no such termination or amendment shall decrease a participant’s deferral benefit accrued prior to the date of the termination or amendment.

Item 5.                    Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the terms and conditions of the Plans, will be legal, valid and binding obligations of the Registrant and (ii) any Shares that are original issue securities, when issued pursuant to the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein.

Item 6.                    Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.                    Exemption from Registration Claimed

Not applicable.

Item 8.                    Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1                                 Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2, Registration No. 333-82946 (the “Form SB-2”).

4.2                                 Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3                                 Bylaws of the Registrant (restated in electronic format to reflect all amendments through April 21, 2004), incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2004.

4.4                                 Cardinal Financial Corporation Executive Deferred Income Plan.*

4.5                                 Cardinal Financial Corporation Directors Deferred Income Plan.*

4.6                                 George Mason Mortgage, LLC Executive Deferred Income Plan.*

4.7                                 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1                                 Opinion of Williams Mullen.*

23.1                           Consent of Williams Mullen (included in Exhibit 5.1).*

23.2                           Consent of KPMG LLP.*

24.1         Powers of Attorney (included on Signature Page).*

____________
*Filed herewith

Item 9.                    Undertakings

The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)            That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on this 8th day of June, 2006.

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Clineburg
Bernard H. Clineburg
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Bernard H. Clineburg and Robert A. Cern, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernard H. Clineburg	Chairman and Chief Executive	June 8, 2006
Bernard H. Clineburg	Officer and Director (Principal Executive Officer)
/s/ Robert A. Cern	Executive Vice President and	June 8, 2006
Robert A. Cern	Chief Financial Officer (Principal Financial Officer)
/s/ Jennifer L. Deacon	Senior Vice President and Controller	June 8, 2006
Jennifer L. Deacon	(Principal Accounting Officer)

Signature	Title	Date

/s/ B.G. Beck	Director	June 8, 2006
B. G. Beck
/s/ William G. Buck	Director	June 8, 2006
William G. Buck
/s/ Sidney O. Dewberry	Director	June 8, 2006
Sidney O. Dewberry
	Director	June 8, 2006
John W. Fisher
/s/ Michael A. Garcia	Director	June 8, 2006
Michael A. Garcia
/s/ J. Hamilton Lambert	Director	June 8, 2006
J. Hamilton Lambert
/s/ William E. Peterson	Director	June 8, 2006
William E. Peterson
/s/ James D. Russo	Director	June 8, 2006
James D. Russo
/s/ John H. Rust, Jr.	Director	June 8, 2006
John H. Rust, Jr.
/s/ George P. Shafran	Director	June 8, 2006
George P. Shafran
/s/ Alice M. Starr	Director	June 8, 2006
Alice M. Starr

EXHIBIT INDEX

TO
FORM S-8 REGISTRATION STATEMENT

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2, Registration No. 333-82946 (the “Form SB-2”).

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3

Bylaws of the Registrant (restated in electronic format to reflect all amendments through April 21, 2004), incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2004.

4.4	Cardinal Financial Corporation Executive Deferred Income Plan.*

4.5	Cardinal Financial Corporation Directors Deferred Income Plan.*

4.6	George Mason Mortgage, LLC Executive Deferred Income Plan.*

4.7	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (included on Signature Page).*

____________
*Filed herewith